Exhibit 99.1

Spansion Reports Fourth Quarter and Fiscal Year 2005 Results

Strong Customer Acceptance of MirrorBit™ Drives Top Line Growth

SUNNYVALE, CA – January 18, 2006 — Spansion Inc., one of the world’s largest providers of Flash memory solutions, today announced fourth quarter and fiscal year 2005 results. For the quarter ended December 25, 2005, the company reported net sales of $592 million, an increase of 15 percent over net sales of $516 million for the third quarter of 2005 and up 21 percent over net sales of $487 million for the fourth quarter of 2004. Growth in net sales for the fourth quarter of 2005 was across multiple applications including cell phones, consumer electronics and the automotive sector.

MirrorBit™ sales as a percentage of net sales increased to 30 percent for the fourth quarter of 2005 as compared to 24 percent for the third quarter of 2005. Gross margin increased for the third consecutive quarter to 16 percent, compared with 14 percent for the previous quarter.

Operating loss for the fourth quarter of 2005 was $37 million, a decrease of $12 million, or 25 percent, from $49 million for the third quarter of 2005. Net loss for the fourth quarter of 2005 was $48 million, or $0.63 per share, compared to a net loss of $62 million, or $0.85 per share in the previous quarter.

Cash, cash equivalents and short term investments were $726 million at the end of the fourth quarter, up $607 million from the end of the previous quarter, due to the proceeds from the company’s initial public offering and continued management of cash.

For the fiscal year ended December 25, 2005, the company reported net sales of $2.00 billion compared with net sales of $2.26 billion for the prior year. Net loss for the year ended December 25, 2005, was $304 million, or $4.15 per share, compared with a net loss of $19.7 million, or $0.27 per share, for the year ended December 26, 2004.

“For the third consecutive quarter, we achieved improvement across the board in terms of net sales, gross margin and reduced net loss,” said Bertrand Cambou, president and chief executive officer of Spansion. “The driving force has been the successful deployment of MirrorBit technology, which reached 30 percent of net sales for this quarter. Going forward, we intend to accelerate this deployment, including through the launch of the MirrorBit ORNAND™ product line, which was also announced today, and continue our laser focus on cost control and operational excellence.”

ADDITIONAL HIGHLIGHTS OF THE QUARTER

•	Bookings exceeded billings for the fourth quarter.

•	Spansion started sampling the world’s first single-chip 1 gigabit (Gb) NOR Flash memory device to customers in the embedded market. Based on 90-nanometer (nm) MirrorBit technology, the 1 Gb MirrorBit GL device is the highest density single-chip NOR Flash memory device on the market.

•	Spansion announced a partnership agreement with M-Systems to co-design products which integrate Flash management and logic intellectual property (IP) from M-Systems with Spansion’s MirrorBit Flash memory offerings.

•	Spansion closed its initial public offering.

CURRENT OUTLOOK

Spansion’s outlook statements for the first quarter of 2006 are based on current expectations. The following statements are forward-looking, and actual results could differ materially depending on market conditions and other factors, including those set forth in the Cautionary Statement below.

•	Spansion expects a slight sequential decline in first quarter net sales due to seasonality.

•	Spansion expects sales of MirrorBit-based products, as a percentage of total net sales, to increase and we expect to accelerate our penetration of MirrorBit in the high-end wireless phone segment.

Investor Conference Call

Spansion will host a conference call today, January 18, 2006, at 1:30 p.m. PT/ 4:30 p.m. ET to discuss the quarterly results. A live audio-only web cast of the call will be made available in the Investor Relations section of the company’s web site at www.spansion.com. A replay of the call will be made available for seven days following the call by dialing (888) 203-1112 using the passcode 4676888 and will also be accessible on the company’s investor relations web site at www.spansion.com.

Cautionary Statement

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding future deployment of MirrorBit technology, expected declines in first quarter sales, and increases in sales of MirrorBit-based products as a percentage of total net sales. Investors are cautioned that the forward-looking statements in this release involve risks and uncertainties that could cause actual results to differ materially from the company’s current expectations. Risks that the company considers to be the important factors that could cause actual results to differ materially from those set forth in the forward-looking statements include the possibility that demand for the company’s Flash memory products will be lower than currently expected; that OEMs will increasingly choose NAND-based Flash memory products over NOR- and ORNAND-based Flash memory products for their applications; that customer acceptance of MirrorBit technology will not continue to increase; that there will be a lack of customer acceptance of ORNAND-based Flash memory products; that competitors may introduce new memory technologies that may make the company’s Flash memory products uncompetitive or obsolete; that the company may not achieve its current product and technology introduction or implementation schedules; that the company’s book-to-bill ratio may not be an accurate indicator of future sales; and that the company will not be able to raise sufficient capital to enable it to establish leading-edge capacity to meet product demand and maintain market share. The company urges investors to review in detail the risks and uncertainties in the company’s Securities and Exchange Commission filings, including the company’s Registration Statement on Form S-1 (File No. 333-124041).

About Spansion

Spansion (NASDAQ: SPSN) is one of the world’s largest providers of Flash memory solutions, dedicated to enabling, storing and protecting digital content in the wireless, automotive, networking and consumer electronics markets. Spansion, previously a joint venture of AMD and Fujitsu, is the largest company in the world dedicated exclusively to developing, designing, and manufacturing Flash memory products and systems. For more information, visit www.spansion.com.

Spansion, the Spansion logo, MirrorBit, ORNAND, and combinations thereof, are trademarks of Spansion LLC. Other names used are for informational purposes only and may be trademarks of their respective owners.

For more information, please contact:

Investor Contact:

Bob Okunski

bob.okunski@spansion.com

408.749.2278

Media Contacts:

Michele Landry

michele.landry@spansion.com

408.749.5331

Spansion Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Quarter Ended			Year Ended
	Dec. 25, 2005 (Unaudited)	Sept. 25, 2005 (Unaudited)	Dec. 26, 2004 (Unaudited)	Dec. 25, 2005 (Unaudited)	Dec. 26, 2004 *
Net sales	$591,596	$515,653	$486,976	$2,002,805	$2,262,227
Cost of sales	497,458	445,307	414,957	1,809,929	1,840,862

Gross profit	94,138	70,346	72,019	192,876	421,365
Other expenses:

Research and development	75,750	74,124	71,755	295,849	280,954
Marketing, general and administrative	55,126	45,259	36,543	181,910	137,159

Operating income (loss)	(36,738)	(49,037)	(36,279)	(284,883)	3,252
Interest and other income, net	677	432	975	3,173	3,198
Interest expense	(11,458)	(11,363)	(10,193)	(45,032)	(40,165)

Income (loss) before income taxes	(47,519)	(59,968)	(45,497)	(326,742)	(33,715)
Provision (benefit) for income taxes	9	1,755	(18,910)	(22,626)	(14,013)

Net income (loss)	(47,528)	(61,723)	(26,587)	(304,116)	(19,702)

Net income (loss) per common share

Basic	$(0.63)	$(0.85)	$(0.37)	$(4.15)	$(0.27)
Diluted	$(0.63)	$(0.85)	$(0.37)	$(4.15)	$(0.27)

Shares used in per share calculation

- Basic	75,604	72,549	72,549	73,311	72,549
- Diluted	75,604	72,549	72,549	73,311	72,549

*	Derived from the December 26, 2004 audited financial statements of Spansion LLC.

Spansion Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	Dec. 25, 2005	Sept. 25, 2005	Dec. 26, 2004*
	(unaudited)	(unaudited)
Assets

Current assets:
Cash, cash equivalents and short term investments	$725,816	$119,024	$196,138
Accounts receivable, net	418,642	389,906	380,446
Inventories	460,143	482,234	460,546
Deferred income taxes	34,452	27,503	40,718
Prepaid expenses and other current assets	33,789	43,790	10,134

Total current assets	1,672,842	1,062,457	1,087,982

Property, plant and equipment, net	1,587,763	1,646,557	1,813,714
Deferred income taxes	7,128	5,174	2,382
Other assets	34,232	45,760	15,437

Total Assets	$3,301,965	$2,759,948	$2,919,515

Liabilities and Members’ Capital/Stockholders’ Equity

Current liabilities:
Note payable to banks under revolving loans	$43,020	$75,656	$—
Accounts payable and accrued liabilities	460,892	464,336	299,264
Accrued compensation and benefits	51,534	60,838	50,900
Income taxes payable	13,058	7,767	27,382
Deferred income on shipments to distributors	31,901	27,277	31,040
Current portion of long-term debt and capital lease obligations	190,535	542,674	319,976

Total current liabilities	790,940	1,178,548	728,562
Deferred income taxes	29,498	26,032	58,725
Long-term debt and capital lease obligations	526,058	162,170	453,621

Other long-term liabilities	33,492	45,073	31,400

Members’ capital/stockholders’ equity	1,921,977	1,348,125	1,647,207

Total liabilities and members’ capital/stockholders’ equity	$3,301,965	$2,759,948	$2,919,515

*	Derived from the December 26, 2004 audited financial statements of Spansion LLC.

####